Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.13

AMENDED AND RESTATED MANAGEMENT AGREEMENT

Dated as of 11 June, 2020

This AMENDED AND RESTATED MANAGEMENT AND SERVICES AGREEMENT (this “Agreement”) is effective as of the 11th day of June, 2020, among ROYALTY PHARMA INVESTMENTS 2019 ICAV having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (hereinafter called the “ICAV”), and RP MANAGEMENT, LLC, a Delaware limited liability company (the “Manager”). Capitalized terms used in the preamble and recitals of this Agreement and not otherwise defined therein are defined in Section 1 (Definitions).

R E C I T A L S:

WHEREAS, the ICAV is a closed-ended collective asset-management vehicle with registered number C400096, authorized by the Central Bank of Ireland as a qualifying investor alternative investment fund pursuant to the AIF Rulebook formed for the purpose of investing in Portfolio Investments;

WHEREAS, pursuant to an Investment Management Agreement dated February 7, 2020 (the “Original Investment Management Agreement”), the ICAV appointed the Manager as investment manager and AIFM of the ICAV in order to avail itself of the experience, sources of information, advice and assistance of the Manager and to have the Manager perform various investment management services for the ICAV; and to carry on the business of providing investment management services;

WHEREAS, the parties have determined to amend and restate the terms upon which the Manager will provide the ICAV with management and advisory services and to act as the AIFM of the ICAV on the terms and subject to the conditions hereinafter contained.

WHEREAS, the Manager will continue to perform such services under the terms and conditions as set forth herein and in accordance with the terms of the Instrument of Incorporation of the ICAV (“Organizational Documents”) and subject to the oversight of the Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and restate the Original Investment Management Agreement with effect from the date hereof as follows:

Section 1.         Definitions.

Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

“Administrator”	State Street Fund Services (Ireland) Limited, or such other person from time to time providing administration services to the ICAV.

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“Advisers Act”	means the U.S. Investment Advisers Act of 1940, as amended.

“Affiliate”

with respect to any specified Person, any Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that for purposes of this Agreement, each of the ICAV and Pharmakon shall not be deemed to be an Affiliate of the Manager.

“Agreement”	shall have the meaning set forth in the preamble of this Agreement.

“AIF”	means alternative investment fund as defined in the AIFMD and, by reference to this Agreement, means the ICAV.

“AIFM”	means alternative investment fund manager as defined in the AIFMD and, by reference to this Agreement, means the Manager.

“AIFMD”

Directive 2011/69/EU on Alternative Investment Fund Managers and any subordinate legislation enacted thereunder, as each may be amended, extended or re-enacted from time, and as implemented in any relevant member state of the European Economic Area.

“AIF Rulebook”	the rulebook and any guidelines issued by the Central Bank from time to time setting out the conditions imposed on AIFMs and AIFs.

“Applicable Party”	means EPA Holdings, the Manager or an executive of the Manager or EPA Holdings (including Mr. Legorreta).

“Board of Directors”	means the board of directors of the ICAV.

“Broken Deal Expenses”	means any expenses listed in Section 17(i) and (j) (ICAV Expenses) to the extent they relate to unconsummated Portfolio Investment transactions and are not reimbursed to the ICAV by another Person.

“Business Day”	means a day which is not a Saturday, Sunday or a day on which banks in New York City, Dublin and London are authorized or required by law to close.

“Cash Receipts”	with respect to each Portfolio Investment, all cash proceeds received in respect of such Portfolio Investment during the applicable period.

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“Cause”

will exist where (i) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) a material breach of the governing documents of the ICAV, the limited partnership agreement of a Continuing Investors Partnership, or this Agreement; (ii) an Applicable Party has committed (or in the case of Applicable Parties who are executives, caused EPA Holdings or the Manager to commit) willful misconduct in connection with the performance of its duties under the terms of the governing documents of the ICAV, the limited partnership agreement of a Continuing Investors Partnership, or this Agreement, (iii) there is a declaration of bankruptcy by the Applicable Party or (iv) there is a determination by any court with proper jurisdiction that an Applicable Party has committed an intentional felony or engaged in any fraudulent conduct, in each such case of clauses (ii) and (iv) which has a material adverse effect on the business, assets or condition (financial or otherwise) or prospects of the RPI Group and its Affiliates (taken as a whole).

“Clauses”

shall mean the standard contractual clauses approved by the European Commission for the transfer of personal data as set out in Exhibit C to this Agreement (and incorporating the appendices to that schedule).

“Central Bank”	the Central Bank of Ireland or such successor Irish regulatory authority as may from time to time be responsible for the regulation of the ICAV.

“Code”	means the U.S. Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.

“Competing Fund”

means a limited partnership or pooled investment vehicle, other than RP PLC or any direct or indirect subsidiary of RP PLC, the ICAV or any direct or indirect Subsidiary of the ICAV and any of the Legacy Vehicles for which the Manager or any of its Affiliates acts as the general partner or investment manager, that are formed for the purpose of investing in Royalty Investments, other than any vehicle managed by Pharmakon or its successor, or any vehicle approved by the independent members of the Board of Directors of RP PLC.

“Confidential Information”	any proprietary information relating to the organization, finances, business, transactions or affairs of the ICAV or the Manager or any of their Affiliates as the case may be.

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“Continuing International Investors Partnership”	RPI International Holdings 2019, LP, a Cayman Islands exempted limited partnership.

“Continuing Investors Partnership”	means each of the Continuing International Investors Partnership and the Continuing US Investors Partnership.

“Continuing US Investors Partnership”	RPI US Partners 2019, LP, a Delaware limited partnership.

“Control”

with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person; provided, however, that customary approval and veto rights granted to minority equity holders of a Person shall not be deemed to constitute “Control” of such Person.

“Data Protection Legislation”

means any applicable laws concerning the protection of personal data or privacy to which the applicable Party is subject, including the GDPR, the Data Protection Act 2018, and any other legislation which implements or is consequential upon the GDPR, the European Communities (Electronic Communications Networks and Services)(Privacy and Electronic Communications) Regulations, 2011, any other applicable legislation which implements the Electronic Communications Data Protection Directive (2002/58/EC), and all applicable laws and regulations relating to the processing of personal data and privacy in force from time to time, including any binding guidance and / or codes of practice issued by the Irish Data Protection Commission or the European Data Protection Board.

“Depositary”

State Street Custodial Services (Ireland) Limited or such other company in Ireland as may from time to time be appointed as depositary of all the assets of the ICAV with the approval of the Central Bank.

“Effective Date”	means the date as of which the Manager ceases to furnish services to the ICAV.

“EPA Holdings”	RPI EPA Holdings, LP, a Delaware limited partnership.

“FATCA”	means the legislation known as the U.S. Foreign Account Tax Compliance Act, Sections 1471 through 1474 of the Code, and any regulations (whether proposed, temporary or final),

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including any subsequent amendments, and administrative guidance promulgated thereunder (or which may be promulgated in the future), any intergovernmental agreements and related statutes, regulations or rules and other guidance thereunder, any governmental authority pursuant to the foregoing, and any agreement entered into with respect thereto.

“GAAP”	U.S. generally accepted accounting principles.

“GDPR”	means the General Data Protection Regulation (EU) 2016/679.

“ICAV”	shall have the meaning set forth in the preamble of this Agreement.

“Initial Term”	shall have the meaning set forth in Section 21 (Term).

“Indemnittee”	shall have the meaning set forth in Section 18(a) (Indemnification).

“Instrument of Incorporation”	the instrument of incorporation of the ICAV for the time being in force and as may be modified from time to time, subject to the approval of the Central Bank.

“Interested Party”	shall have the meaning set forth in Section 24(a) (Conflict of Interest).

“Legacy Vehicle”

means any limited partnership, pooled investment vehicle or entity that is under common Control with or is managed by the Manager or its Affiliates; provided that Legacy Vehicle shall not include RP PLC or any of its subsidiaries that invests, directly or indirectly, in the ICAV or Old RPI.

“Manager”	shall have the meaning set forth in the preamble of this Agreement.

“Old RPI”	means Royalty Pharma Investments, an Irish Unit Trust.

“Operating and Personnel Payment”	shall have the meaning set forth in Section 15 (Operating and Personnel Payment).

“Organizational Documents”	shall have the meaning set forth in the recitals of this Agreement.

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“Original Investment Management Agreement”	shall have the meaning set forth in the recitals of this Agreement.

“Other Accounts”	means other funds, investment vehicles or accounts to which the Manager provides investment services.

“Person”

means a natural person, partnership, limited liability company, corporation, unincorporated association, joint venture, trust, state or any other entity or any governmental agency or political subdivision thereof.

“Personal Data”	has the meaning given to that term in Data Protection Legislation.

“Personal Data Breach”	means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, the Relevant Data transmitted, stored or otherwise processed.

“Pharmakon”	means Pharmakon Advisors LP, a Delaware limited partnership.

“Portfolio Investment”	means all Royalty Investments and Security Investments held by the ICAV (including through its indirect investment in Old RPI) or any Subsidiary.

“Prospectus”	the Prospectus for the ICAV to be issued in relation to the offer for sale of Shares as same may be amended and/or supplemented from time to time.

“Relevant Data”	shall have the meaning set forth in Section 26(b) (Data Protection).

“Renewal Term”	shall have the meaning set forth in Section 21 (Term).

“Royalties”

means intellectual property (including patents) or other contractual rights to income derived from the sales of, or revenues generated by, pharmaceutical, biopharmaceutical, medical and/or healthcare products, processes, devices, or enabling and delivery technologies that are protected by patents, trademarks or copyrights, governmental or other regulations or otherwise by contract.

“Royalty Investment”	means (i) Royalties; (ii) ownership interests in any entities formed for the purpose of holding Royalties or substantially all

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of the assets of which consist of Royalties; (iii) any securities, investments or contracts that may provide a hedge for Royalties; and (iv) other assets and investments considered by the Manager to be related to the foregoing. For the avoidance of doubt, this term will include the ICAV’s proportionate interest in Royalty Investments acquired or held by the ICAV (including through its indirect investment in Old RPI) or any Subsidiary.

“RP Holdings”	means Royalty Pharma Holdings Limited, a company established under the laws of England and Wales.

“RP PLC”	means Royalty Pharma PLC, a public limited company established under the laws of England and Wales.

“RPI Group”	means the ICAV and its Subsidiaries.

“Security Investment”

means (i) the securities (including controlling and non-controlling interests, equity, debt and hybrid securities) of entities in the pharmaceutical, biopharmaceutical, medical or healthcare industry or operating assets thereof (other than Royalties); (ii) any securities, investments or contracts that may provide a hedge for the investments referred to in clause (i); and (iii) other assets and investments considered by the Manager to be related to the investments referred to in clauses (i) and (ii).

“Security Investment Values”	means the value of each Security Investment held, directly or indirectly by the ICAV as of such date, determined in accordance with GAAP.

“Share” or “Shares”

means unless the context otherwise requires, a share or shares of whatsoever class in the capital of the ICAV (other than subscriber shares) entitling the holders to participate in the profits of the ICAV attributable as described in the Prospectus.

“Shareholder”	means a shareholder of the ICAV.

“Subsidiary”	means any Other Account, Control of which is held directly or indirectly by the ICAV.

“Sub-Processor	shall have the meaning set forth in Section 26(b)(i) (Data Protection).

“VAT”	means any value added tax or any similar sales, use or turnover tax.

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Section 2.         Interpretation and Construction.

(a)         In this Agreement, unless a clear contrary intention appears:

(i)         common nouns and pronouns and any variation thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires;

(ii)         where specific language is used to clarify by example a general statement contained in this Agreement, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates;

(iii)         “any” shall mean “one or more”;

(iv)         ‘‘including” and with correlative meaning “include” means including without limiting the generality of any description preceding such term; and

(v)         all references to “funds”, “dollars” or “payments” shall mean United States dollars.

(b)         The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of construction or interpretation requiring this Agreement to be construed or interpreted against any party shall apply.

Section 3.         Appointment of the Manager. The Manager shall act as manager to the ICAV and shall have the discretion to make all day-to-day decisions of the ICAV relating to its investment activities subject to the oversight, direction and control by the Board of Directors. The Manager shall act as the AIFM of the ICAV for the purposes of AIFMD and the relevant implementing and related information thereunder, and shall do all such things and perform all such acts to maintain such status. For the avoidance of doubt, the Manager is not authorized or regulated as an AIFM under the AIFMD. The Manager undertakes to give the ICAV the benefit of its best judgment and efforts in rendering its services.

Section 4.         Authority of the Manager. In connection with its obligations hereunder, the Manager shall have the authority for and in the name of the ICAV, subject to Section 8 (Policies of the ICAV) and Section 14 (Investments), to:

(a)         invest the ICAV’s assets, including investments through RPI 2019 Intermediate Finance Trust or any other Subsidiary;

(b)         direct the formulation of investment policies and strategies for the ICAV, and select and approve the investment of ICAV funds, all in accordance with the provisions and limitations of this Agreement and make all decisions concerning the

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investigation, solicitation, negotiation, structuring, commitment to, monitoring of and disposition of Portfolio Investments;

(c)         open, maintain and close bank accounts and draw checks or other orders for the payment of money and open, maintain and close brokerage, money market fund and similar accounts;

(d)         hire for usual and customary payments and expenses consultants, brokers, attorneys, accountants and such other agents for the ICAV as it may deem necessary or advisable, and authorize any such agent to act for and on behalf of the ICAV;

(e)         enter into, execute, maintain and/or terminate contracts, undertakings, agreements and any and all other documents and instruments in the name of the ICAV and do or perform all such things as may be necessary or advisable in furtherance of the ICAV’s powers, objects or purposes or to the conduct of the ICAV’s activities, including entering into acquisition agreements to make or dispose of Portfolio Investments (or consenting or authorizing any Subsidiary to do the same) which agreements may include such representations, warranties, covenants, indemnities and guaranties as the Manager deems necessary or advisable;

(f)         make, in its sole discretion, any and all elections for U.S. federal, state, local and foreign tax matters, including an election to adjust the basis of ICAV property pursuant to Section 734(b), 743(b) and 754 of the Code or comparable provisions of state, local or foreign law;

(g)         manage, acquire or dispose of Portfolio Investments for the ICAV as permitted hereunder and under the Organizational Documents;

(h)         promptly give full and adequate instructions to the Depositary as to deliveries of Portfolio Investments and payments of cash for the account of the ICAV provided that such instructions shall reflect the prevailing practice of the applicable market in relation to delivery of Portfolio Investments and payments of cash;

(i)         vote, in its sole discretion, any shares, units or interests of any Subsidiary held by the ICAV (or to advise the Depositary in relation thereto) where such interests are held in its name or otherwise authorize, approve or adopt any matter presented to the holders of shares, units or interests of any Subsidiary held by the ICAV;

(j)         engage attorneys, independent accountants, other service providers, investment banks, accountants and other advisers and such other Persons as the Manager may deem necessary or advisable;

(k)         provide service providers and advisers to the ICAV, with such information and instructions as may be necessary to enable such service providers and advisers to perform their duties in accordance with the applicable agreements;

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(l)         advise the ICAV upon the availability and appropriate source of funds to be utilized by the ICAV in making distributions to Shareholders;

(m)         monitor the investment policy of the ICAV and propose to the ICAV any changes thereto which it considers necessary or desirable;

(n)         subject to Section 7 (Delegation) authorize any partner, member, employee or other agent of the Manager or its Affiliates or other agent of the ICAV to act for and on behalf of the ICAV in all matters incidental to the foregoing; and

(o)         do any and all acts on behalf of the ICAV as the Manager may deem necessary or advisable in connection with the maintenance and administration of the ICAV, and exercise all rights of the ICAV, with respect to their interest in any Person, including the voting of securities, participation in arrangements with creditors, the institution and settlement or compromise of proceedings and other like or similar matters.

In selecting brokers to make purchases and sales on behalf of the ICAV, the Manager shall select those brokers who provide best execution to the ICAV. In determining what constitutes best execution, the Manager shall consider the best price available in the market, exclusive of any charges but taking account of any other exceptional circumstances such as counterparty risk, order size or client instructions. In managing the assets of the ICAV, the Manager may receive certain research and statistical and other information and assistance from brokers. The Manager may allocate brokerage business to brokers who have provided such research and assistance to the ICAV and/or Other Accounts. The Manager shall have discretion, in the interests of the ICAV, to allocate the ICAV’s brokerage on portfolio transactions to brokers qualified to obtain best execution of such transactions who provide brokerage and/or research services for the ICAV and/or Other Accounts and to cause payment out of the assets of the ICAV to such brokers a commission for effecting a portfolio transaction that is in excess of the amount of commission another broker adequately qualified to effect such transaction would have charged if a good faith determination is made by the Manager that the commission is fair and reasonable in relation to the services provided. In reaching such determination, the Manager will not be required to place or to attempt to place a specific monetary value on the brokerage and/or research services provided or being provided by such broker. The benefits provided under any soft commission arrangements must assist in the provision of investment services to the ICAV. The Manager shall notify the ICAV of any soft commission arrangements so that these arrangements can be disclosed in the periodic reports of the ICAV.

The ICAV hereby appoints the Manager as its attorney-in-fact to act in the ICAV’s name, place and stead on behalf of the ICAV in any and all matters relating to the investment of the cash and other assets of the ICAV and to sign, execute and deliver any and every conceivable right (including, without limitation, any contract, agreement, instrument, consent, notice or acknowledgement) and to do all other acts and things and take any and every act or action, in each case in the ICAV’s name and on the ICAV’s behalf, which the Manager in its sole discretion deems necessary or otherwise appropriate in the performance of its duties under this Agreement and the Manager shall be entitled to delegate such authority pursuant to Section 7 (Delegation). The power of attorney hereby granted by the ICAV to the Manager pursuant to this Section shall remain in

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force during the continuance of this Agreement and all acts done and documents signed or executed by the Manager in good faith in the purported exercise of any authority conferred by or purport to this power of attorney shall for all purposes be valid and binding on the Manager.

Section 5.         Valuations. The Manager shall be responsible for the proper valuation of the investments of the ICAV and shall ensure that appropriate and consistent procedures are established so that a proper and independent valuation of the investments can be performed in accordance with the applicable AIFMD requirements, the AIF Rulebook, the Prospectus and the Instrument of Incorporation. The parties acknowledge that the Administrator has been appointed as agent to calculate and publish the net asset value of the Portfolio. In connection with this Section 5, the Manager shall provide to the ICAV in a timely manner such information as it may reasonably request from time to time. The Manager may appoint an external valuer in respect of the ICAV provided that the liability of the Manager to the ICAV and its Shareholders shall not be affected by the Manager’s appointment of an external valuer.

Section 6.         Liquidity Management. The Manager shall employ a liquidity management system to assess the consistency of the ICAV’s investment policy, liquidity profile and redemption policy.

Section 7.         Delegation. With the prior approval of the Central Bank, the Manager shall be entitled to delegate or sub-contract all or any of its functions, powers, discretions, duties and obligations hereunder to any person approved by the ICAV and the Central Bank on such terms and conditions as the Manager with the consent of the ICAV, thinks fit, provided that the Manager shall remain responsible and liable for any acts or omissions of any such delegate as if such acts or omissions were those of the Manager. The Manager shall provide the ICAV with:

(a)         the name and details of any proposed delegate;

(b)         details of the competent authority under which the proposed delegate is authorized or registered;

(c)         details of the functions which it proposes to delegate or sub-delegate; and

(d)         the intended effective date of the proposed delegation or sub-delegation.

The appointment of a delegate shall not take effect until the ICAV has notified the Central Bank of the proposed arrangement; and the delegation arrangements comply with the AIF Rulebook. Any such delegation or sub-delegation made pursuant to this Section 7 (Delegation) shall terminate automatically upon the termination of this Agreement or may be terminated by the Manager with immediate effect where the Manager considers it is in the best interests of the Shareholders.

Section 8.         Policies of the ICAV. The activities engaged in by the Manager on behalf of the ICAV shall be subject to the policies, instructions, oversight and control of the Board of Directors. The Manager shall submit periodic reports to the Board of Directors regarding the

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Manager’s activities hereunder on at least a quarterly basis or as otherwise instructed by the Board of Directors from time to time.

Section 9.         Proper Instructions. Any instruction to be given hereunder by the ICAV in respect of any of the matters referred to in this Agreement shall be written (including electronic writings), cabled, telecopied or telexed instructions and signed or purported to be signed by such one or more person or persons as the ICAV shall from time to time have authorized to give this particular class of instructions in question. In instances indicated in advance by the ICAV, the Manager may also act pursuant to telephonic instructions given by designated persons and such telephonic instructions shall be deemed to be “Proper Instructions” within the meaning of this Section. Different persons may be authorized to give instructions for different purposes and such persons may also include officers of corporations other than the ICAV as so authorized. A certified copy of a resolution of the directors of the ICAV may be received and accepted by the Manager as conclusive evidence of the authority of any such person to act and may be considered as in full force and effect until receipt of written notice to the contrary.

Section 10.         Covenant/Devotion of Time. Without consent of the Board of Directors, the Manager shall not be permitted to manage an Other Account that invests in or acquires Royalties, directly or indirectly, other than RP PLC and its subsidiaries, the ICAV, any Subsidiary and any Legacy Vehicle. The executives of the Manager must devote substantially all of their business time to managing the RP PLC and its subsidiaries, the ICAV and its Subsidiaries and any Legacy Vehicle, unless otherwise approved (i) prior to the date of this Agreement, by the investment committee of Old RPI or the ICAV or (ii) subsequent to the date of this Agreement, by the Board of Directors. Any action that has been approved by the investment committee of the ICAV or Old RPI or the Board of Directors as set forth in the immediately preceding sentence shall be set forth on Exhibit B.

Section 11.         Non-Competition and Non-Solicit.

(a)         Every named executive officer of the Manager shall not during its tenure as an executive of the Manager and for a period of 18-months following the termination of its engagement with or employment by the Manager directly or indirectly, (i) close, advise, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund or (ii) solicit the services of any Person who is then an employee of the Manager or solicit any investor or potential investor in RP PLC or any Other Account.

(b)         Each of the Manager and its Affiliates shall not during the time it is acting as manager or general partner or in a similar capacity for the ICAV and for a period of 12-months following any termination of this Agreement for Cause or nonrenewal by the Manager directly or indirectly, close, advise, manage or act as the general partner, investment manager, investor, consultant, independent contractor, servicer, advisor, director, officer, member, manager or employee to, of, in or for any Competing Fund.

Section 12.         Status of the Manager. The Manager shall, for all purposes hereof, be an independent contractor and not an employee of the ICAV and nothing in this Agreement shall

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be construed as making the ICAV a partner or co-venturer with the Manager or any of its Affiliates or Other Accounts. The Manager shall not have authority to act for, represent, bind or obligate the ICAV, except as specifically provided in this Agreement.

Section 13.         Succession Plan. The Manager has established the succession plan attached hereto as Exhibit A.

Section 14.         Investments. All investments of the ICAV and other activities undertaken by the Manager on behalf of the ICAV shall at all times conform to and be in accordance with the requirements imposed by the following:

(a)         any provisions of applicable law and regulation including any investment restrictions specified in the Prospectus or from time to time imposed by the Central Bank and notified by or on behalf of the ICAV to the Manager;

(b)         provisions of the Organizational Documents; provided, however, that the Manager shall not be bound by any update, modification or amendment of any Organizational Document unless and until it has been given notice thereof and has been provided with a copy of such update, modification or amendment; and

(c)         such policies, compliance procedures and reporting requirements as may be adopted from time to time by the Board of Directors; provided, however, that the Manager shall not be bound by any such policies, unless and until it has been given notice thereof.

Section 15.         Operating and Personnel Payment.

(a)         The Manager shall receive a quarterly operating and personnel expense fee (the “Operating and Personnel Payment”) equal to 6.5% of the Cash Receipts from Royalty Investments for such quarter from Royalty Investments and 0.25% of the Security Investment Values as of the end of such quarter. The ICAV and its Subsidiaries shall have no personnel of their own.

(i)         The Manager shall waive or rebate the Operating and Personnel Payment with respect to Shareholders that are employees or Affiliates of the Manager or any of its Affiliates or Pharmakon and certain other Shareholders designated by the Manager.

(ii)         The Operating and Personnel Payment shall be payable quarterly in advance as of the first Business Day of each fiscal quarter based on the estimated projected Cash Receipts from Royalty Investments and the estimated projected Security Investment Values as of such date. The Manager shall recalculate the Operating and Personnel Payment based on the actual Cash Receipts from Royalty Investments and the actual Security Investment Values following the date on which the ICAV’s financial statements are finalized. If it is determined based on such recalculation that (A) the finalized Operating and Personnel Payment exceeded prior payments of the Operating and Personnel Payment, then the ICAV

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shall pay any shortfall on or prior to the next date the Operating and Personnel Payment is due or (B) prior payments of the Operating and Personnel Payment exceeded the finalized Operating Personnel and Expense Fee, then such excess shall be repaid on or prior to the next date the Operating and Personnel Payment is due.

(iii)         The Operating and Personnel Payment shall be reduced by the amount of any operating and personnel payments that are paid to the Manager by the RP PLC or its subsidiaries, including Old RPI (in the case of Old RPI, respect of the ICAV’s pro rata share of any such fee) for managing such entities.

(iv)         For any partial fiscal quarter in respect of which the Operating and Personnel Payment is being paid, the ICAV shall pay only a proportionate amount thereof based on the number of days in such fiscal quarter. If this Agreement is terminated for Cause during a quarter, the Manager shall refund to the ICAV the amount of the Operating and Personnel Payment allocable to that portion of the fiscal quarter following such termination and no further Operating and Personnel Payment shall be payable to the Manager hereunder.

(b)         The Manager shall be responsible for 50% of all Broken Deal Expenses; provided that once an investment opportunity is approved by the Board of Directors, the Manager shall not be responsible for any broken deal expenses relating to such investment opportunity incurred after such approval. To the extent the Manager is responsible for any Broken Deal Expenses as set forth in the preceding sentence, the next quarterly installment of the Operating and Personnel Payment shall be reduced by such Broken Deal Expenses incurred by the ICAV in the preceding fiscal quarter; provided, that if such amount of Broken Deal Expenses exceeds the quarterly Operating and Personnel Payment, the balance shall be carried forward and reduce future quarterly amounts of the Operating and Personnel Payment until such amount of Broken Deal Expenses has been completely offset against payments of the Operating and Personnel Payment. Notwithstanding the foregoing, if the Manager is required to repay any excess Broken Deal Expenses more promptly by any regulatory requirement, including, without limitation, any requirement of the Central Bank or under the Advisers Act, then it shall make such payment in the timeframe required by such regulatory requirements.

(c)         The Operating and Personnel Payment shall not be increased without obtaining the consent of Shareholders holding at least 75% of the issued Shares, unless, an opportunity is provided to Shareholders to redeem their Shares in advance of any such proposed increase to the Operating and Personnel Payment, in which case the consent of Shareholders holding at least 50% of the issued Shares shall be sufficient. Where an opportunity for Shareholders to redeem in advance is provided ahead of a proposed increase to the Operating and Personnel Payment and Shareholders representing 50% or more of the issued Shares have voted in favor of the proposed increase, Shareholders will be provided with a reasonable notification period to enable them to redeem their Shares prior to the implementation of the increase.

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

Section 16.         Expenses of the Manager. The Manager or its Affiliates, but not the ICAV or any of its Subsidiaries or any Shareholder, shall bear and be charged with the following costs and expenses of the ICAV’s activities (including, in each case, any related VAT): (a) any costs and expenses of providing to the ICAV the office overhead necessary for the ICAV’s operations, including, but not limited to, rent and other normal overhead and operating expenses; (b) the compensation of the Manager’s personnel, including, but not limited to, benefits, and other expenses for such personnel; and (c) similar expenses to the extent that such expenses are not subject to reimbursement by the ICAV pursuant to Section 17 (ICAV Expenses).

Section 17.         ICAV Expenses. The ICAV shall bear and be charged with all expenses of the ICAV and its pro rata share of any Subsidiaries (through its investment in such Subsidiaries) other than expenses that are expressly borne by the Manager pursuant to Section 16 (Expenses of the Manager) including, without limitation, the following costs and expenses of the ICAV (including, in each case, any related VAT):

(a)         all administrative and operating expenses incurred on its behalf, including interest and financing expenses, expenses of custodians, administrators, accountants, auditors and outside counsel, the cost of the preparation of financial statements, reports to Shareholders, the annual audit, financial and tax returns and tax reports required for the ICAV and the Shareholders, extraordinary items such as litigation and indemnification expenses, and any taxes, fees or other government charges levied against the ICAV;

(b)         independent valuation expenses (if applicable);

(c)         expenses incurred in providing any reporting to Shareholders or regulatory reporting, printing and mailing costs;

(d)         third party research costs and expenses;

(e)         administrative expenses (including any fee payable to the Administrator, government fees and taxes (if any);

(f)         expenses incurred in connection with any meeting of the Shareholders, including, without limitation, travel, meal and lodging expenses and ancillary activities related thereto;

(g)         fees and expenses related to regulatory compliance burdens of the ICAV or any Subsidiary or any Portfolio Investment, including compliance with FATCA;

(h)         any registration or filing fees relating to the ICAV or any Subsidiary;

(i)         subject to the Manager bearing 50% of any Broken Deal Expenses, all out-of-pocket costs and expenses, if any, incurred in analyzing, conducting due diligence, holding, developing, negotiating, structuring, acquiring and disposing of Portfolio Investments and prospective Portfolio Investments, whether or not ultimately

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

made, and disposing of actual Portfolio Investments, including without limitation any financing, legal, accounting, advisory and consulting expenses in connection therewith (to the extent the Manager is not otherwise reimbursed by another party or the costs are not capitalized as part of the acquisition price of the transaction);

(j)         expenses (including travel expenses) incurred in connection with investigating investment opportunities, developing business opportunities for the ICAV and monitoring Portfolio Investments (including attending medical and industry conferences);

(k)         interest on and fees and expenses arising out of all borrowings made by or on behalf of the ICAV, including, but not limited to, the arranging thereof;

(l)         costs of any litigation, Directors & Officers liability or other insurance and indemnification or extraordinary expense or liability relating to the affairs of the ICAV;

(m)         expenses of liquidating the ICAV;

(n)         any taxes, fees or other governmental charges levied against the ICAV and all expenses incurred in connection with any tax audit, investigation, settlement or review of the ICAV;

(o)         any expenses in connection with the Board of Directors;

(p)         legal and accounting fees and expenses and other expenses incurred by the ICAV in connection with the preparation for, and conduct and closing of any offering of additional Shares in the ICAV;

(q)         the ICAV’s pro rata share of the expenses incurred in the formation of any Subsidiary; and

(r)         any costs and expenses incurred in connection with the contemplation of, formation of, listing and ongoing operation of the ICAV, including any third-party expenses of managing the ICAV, such as accounting, audit, legal, reporting, compliance, administration (including directors’ fees), financial advisory, consulting, investor relations, and insurance expenses relating to the affairs of the ICAV.

The ICAV shall promptly reimburse the Manager or any of its Affiliates, as the case may be, to the extent that any of the costs and expenses set forth in this Section 17 are paid by such entities.

Section 18.         Exculpation.

(a)         To the fullest extent permitted by law, none of the Manager, its Affiliates (including EPA Holdings) and their respective officers, directors, stockholders, members, employees, agents and partners, and any other person who serves at the request

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

of the Manager on behalf of the ICAV as an officer, director, employee or agent of, or with respect to, any other entity (each, an “Indemnitee”) shall be liable to the ICAV or any Subsidiary or any Shareholder for (i) any act or omission taken or suffered by an Indemnitee in connection with the conduct of the affairs of the ICAV or otherwise in connection with this Agreement or the matters contemplated herein, unless such act or omission resulted from fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws by such Indemnitee, and except that nothing herein shall constitute a waiver or limitation of any rights which a Shareholder of the ICAV may have under applicable securities laws or other laws and which may not be waived, or (ii) any mistake, negligence, dishonesty or bad faith of any broker or other agent of the ICAV selected and monitored by the Manager with reasonable care.

(b)         To the extent that, at law or in equity, the Manager has duties (including fiduciary duties) and liabilities relating thereto to the ICAV or another Shareholder, the Manager acting under this Agreement or refraining from taking action under this Agreement, shall not be liable to the ICAV or to any such other Shareholder for its actions or inaction, taken or suffered in good faith and in reliance on the provisions of this Agreement, provided, that such action or inaction does not constitute fraud, bad faith, willful misconduct or gross negligence. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Shareholders to modify to that extent such other duties and liabilities of the Manager.

(c)         The Manager may consult with legal counsel and accountants selected by it and any act or omission taken or suffered by it on behalf of the ICAV or in furtherance of the interests of the ICAV, taken or suffered in good faith and in reasonable reliance thereon, upon and in accordance with the advice of such counsel or accountants shall be full justification for any such act or omission, and the Manager shall be fully protected and held harmless in so acting or omitting to act; provided, such counsel or accountants were selected and monitored with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the exculpation of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

Section 19.         Indemnification.

(a)         To the fullest extent permitted by law, the ICAV shall indemnify and save harmless each Indemnitee from and against any and all claims, liabilities, damages, losses, penalties, actions, judgments, costs and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by any Indemnitee or to which such Indemnitee may be subject by reason of its activities on behalf of the ICAV or any of its Subsidiaries or in furtherance of the interests of the ICAV or otherwise arising out of or in connection with the affairs of the ICAV or its Subsidiaries, including the performance by such Indemnitee of any of the Manager’s responsibilities under this Agreement and/or under the governing documents of any Subsidiary or otherwise in connection with the matters contemplated herein or therein; provided, that: (i) an Indemnitee shall be entitled to indemnification hereunder only to the extent that such Indemnitee’s conduct did not constitute fraud, bad faith, willful misconduct, gross negligence, a material breach of this Agreement which is not cured in accordance with the terms of this Agreement or a violation of applicable securities laws; (ii) nothing herein shall constitute a waiver or limitation of any rights which a Shareholder or the ICAV may have under applicable securities laws or other laws and which may not be waived; and (iii) the ICAV’s obligations hereunder shall not apply with respect to (x) economic losses or tax obligations incurred by any Indemnitee as a result of such Indemnitee’s ownership of an interest in the ICAV or in Royalty Investments, (y) expenses of the ICAV that an Indemnitee has agreed to bear or (z) amounts recoverable by the Indemnitee from other sources (including without limitation insurance) as provided in Section 19(d). The satisfaction of any indemnification and any saving harmless pursuant to this Section shall be from and limited to the ICAV assets, and no Shareholder shall have any personal liability on account thereof. The conduct of the Manager and EPA Holdings shall be attributed to one another for purposes of determining whether indemnification is available pursuant to this Section and whether conduct meets the standards set forth in Section 18 (Exculpation).

(b)         Expenses reasonably incurred by an Indemnitee in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the ICAV prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to be indemnified hereunder.

(c)         The right of any Indemnitee to the indemnification provided herein shall extend to such Indemnitee’s heirs, executors, administrators, successors, assigns and legal representatives and shall be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity. Notwithstanding the foregoing, no Indemnitee may have any other rights to indemnification from the ICAV or enter into, or make any claim under, any other agreement with the ICAV (whether direct or indirect) providing for indemnification except as otherwise set forth in this Agreement.

(d)         Any Person entitled to indemnification from the ICAV hereunder shall first seek recovery under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be, and, if such Person is other than the Manager, such Person shall obtain the written consent of the Manager prior to entering into any compromise or settlement which would result in an obligation of the ICAV to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the ICAV and any other Person for which the Person entitled to indemnification from the ICAV hereunder was then acting in a similar capacity, the amount of the indemnification provided by the ICAV shall be limited to the ICAV’s proportionate share thereof as determined by the Manager in light of its fiduciary duties to the ICAV and the Shareholders.

(e)         Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the indemnification of any Indemnitee for any liability (including liability under U.S. federal or state securities laws (which includes liability for violation of the anti-fraud provisions contained in Section 206 of the Advisers Act) which, under certain circumstances, impose liability even on Persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

Section 20.         Limitations on Reference to the Manager. The ICAV shall not distribute or circulate any sales literature, promotional or, save where required by applicable law, regulation or court order, other material which contains any reference to the Manager without the prior approval of the Manager, and, where practicable, shall submit in draft form all such materials requiring approval of the Manager, allowing sufficient time for review by the Manager and its counsel prior to any deadline for printing. If the Manager ceases to furnish services to the ICAV, the ICAV at its expense:

(a)         as promptly as practicable, shall take all necessary action to cause the Organizational Documents to be amended to eliminate any reference to the Manager; and

(b)         within 60 days after the Effective Date, shall cease to use in any other manner including use in any sales literature or promotional material, the name of the Manager, save where required by applicable law, regulation or court order.

Section 21.         Term. This Agreement shall have an initial term of ten years (the “Initial Term”) ending on July 1, 2030 and shall have successive automatic renewal terms of three years thereafter (each, a “Renewal Term”), unless terminated by the Manager or the ICAV on at least 180 days’ prior written notice to the other party prior to the expiration of the Initial Term or any Renewal Term. The Manager and the ICAV shall meet to discuss renewal at least one year prior to the expiration of the Initial Term and any Renewal Term. The Central Bank may in its discretion replace the AIFM with another entity willing to act as AIFM where the Central Bank deems it necessary to do so.

On the termination of this Agreement: (i) the Manager shall be entitled to receive all fees, including the Operating and Personnel Payment, and other moneys accrued and due up to the date of such termination but shall not be entitled to compensation in respect of such

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

termination; and (ii) the Manager shall forthwith deliver to the ICAV or as it shall direct all correspondence and records of all and every description relating to the affairs of the ICAV which are in the Manager’s possession or under the Manager’s control and shall not be entitled to any lien in respect of any of the foregoing. The termination of this Agreement shall be without prejudice to any rights that may have accrued hereunder to either party hereto against the other party hereto before such termination.

Section 22.         Removal. Subject to the following provisions of this Section, during the Initial Term and each Renewal Term, this Agreement may only be terminated by the ICAV for Cause. If the Management Agreement with RP PLC, Old RPI or RP Holdings is terminated for Cause then this Agreement shall automatically be terminated. The ICAV shall have the right to terminate the Manager following (i) a determination of Cause by a court or governmental body of competent jurisdiction in a final judgement or (ii) an admission of Cause by the Manager or EPA Holdings. In the event that Mr. Legorreta commits an act constituting Cause (while he is acting as chief executive officer of RP PLC), such action shall be imputed to EPA Holdings and the Manager. Any act constituting Cause committed by any other executive of EPA Holdings or the Manager (including Mr. Legorreta if he is no longer acting as chief executive officer of RP PLC) shall not be imputed to EPA Holdings and the Manager if the Manager terminates such executive’s engagement with, employment by or relationship with the Manager and EPA Holdings within such reasonable period of time as may be agreed to by the Board of Directors; provided that if such executive is not terminated within such period of time then such Cause event shall be imputed to EPA Holdings and the Manager.

Section 23.         Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be governed by and construed under the laws of the State of New York applicable to contracts made and to be entirely performed in such state.

Section 24.         Conflicts of Interest. Nothing herein contained shall prevent:

(a)         the Manager or any director, officer or agent or any affiliate or associate thereof or other funds managed by the Manager (hereinafter called the “Interested Party”) from becoming the owner of Shares and holding, disposing of or otherwise dealing with the same and with the same rights which it would have had if the Manager were not a party to this Agreement and the Interested Party may buy, hold and deal in any Portfolio Investments upon its own account notwithstanding that same or similar Portfolio Investments may be held by or for the account or otherwise connected with the ICAV and no persons so interested shall be liable to account for any benefit to any other party by reason solely of such interest;

(b)         an Interested Party from selling Portfolio Investments to, purchasing Investments from or vesting Portfolio Investments in the ICAV PROVIDED THAT any such sale or purchase of Portfolio Investments or other transaction is in the best interests of the Shareholders, negotiated at arm’s length and, in the case of a sale or purchase of Portfolio Investments of property for the account of the ICAV:

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

(i)         a certified valuation of such transaction by a person approved by the Depositary as independent and competent has been obtained; or

(ii)         such transaction has been executed on best terms on an organized investment exchange in accordance with the rules of such exchange; or

(iii)         if clauses (i) or (ii) are not practical, such transaction has been executed on terms which the Depositary is satisfied conform to the principle that such transactions be carried out as if negotiated at arm’s length.

Section 25.         Confidentiality. Save as may be required by law or by any regulatory authority or agency or as may otherwise be contemplated by this Agreement, each of the parties hereto hereby covenants and undertakes with the other party hereto to keep secret and confidential and not to disclose to any person any Confidential Information PROVIDED HOWEVER that no party shall be required to keep secret and confidential any Confidential Information which has properly entered the public domain otherwise than through the default of such party save where the parties are compelled to do so by any self-regulatory body or by law. No public announcement shall be made or circular, notice or advertisement issued in connection with the subject matter of this Agreement by either of the parties hereto without the prior approval of the other party hereto.

Section 26.         Data Protection.

(a)         Terms used in this Section 26 shall, except where the context otherwise requires, have the same meaning as that assigned to them by Data Protection Legislation.

(b)         In processing Personal Data (including name, contact details, director details and investment information) provided by the ICAV relating to its Directors, members, partners, agents and/or Shareholders (the “Relevant Data”) for the purposes of performing this Agreement, the Manager shall comply with the following in relation to such Relevant Data:

(i)         not engage another data processor (a “Sub-Processor”) without the specific prior written consent of the ICAV. If the ICAV provides such specific consent and the Manager engages a Sub-Processor to carry out specific processing activities on any Relevant Data, the Manager shall ensure that at least the same data protection obligations as set out in this Section 26 are imposed on that Sub-Processor by way of a written agreement. The Manager shall be liable and responsible for the acts and omissions of the Sub-Processor as if such acts and omissions were its own;

(ii)         process the Relevant Data only in accordance with the documented instructions of the ICAV, and not for any other purpose, including with regard to transfers of the Relevant Data to a third country or international organization, unless required to do so by EU Member State law to which the Manager is subject. If subject to such a legal obligation, the Manager shall inform

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

the ICAV of the legal requirement(s) to which it is subject prior to processing the Relevant Data for that purpose, unless the Manager is prohibited by that law from doing so on important grounds of public interest;

(iii)         not transfer, and it shall take all appropriate measures to prevent the transfer of, the Relevant Data to any jurisdiction outside the European Economic Area unless the prior written consent of the ICAV has been obtained and the transfer is subject to appropriate transfer mechanisms as set out under the Data Protection Legislation. This Section 26(b)(iii) is without prejudice to the transfer of Relevant Data from the ICAV to the Manager which shall be effected pursuant to the Clauses, as set out in Exhibit C of this Agreement;

(iv)         ensure that any persons authorized to process the Relevant Data by it have agreed to comply with obligations of confidentiality which are at least commensurate with those in Section 25 (Confidentiality);

(v)         implement appropriate technical and organizational security measures pursuant to Article 32 of the GDPR which ensure against (A) unauthorized access to, (B) unauthorized or unlawful alteration, disclosure, destruction or other unauthorized or unlawful processing of, (C) accidental loss or destruction of, or (D) damage to, the Relevant Data. The appropriate technical and organizational security measures the Manager shall implement may include, as appropriate: (1) the pseudonymisation and encryption of Relevant Data, (2) the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services, (3) the ability to restore the availability and access to Relevant Data in a timely manner in the event of a physical or technical incident, and (4) a process for regularly testing, assessing and evaluating the effectiveness of technical and organizational measures for ensuring the security of the processing;

(vi)         notify the ICAV, as soon as possible of becoming aware, of any request made by a data subject or a regulatory or governmental body to access Relevant Data and shall at all times cooperate with and provide the ICAV with any assistance it may require in order to execute the ICAV’s obligations under Data Protection Legislation;

(vii)         in addition to its obligations set out in Section 26(b)(vi), cooperate with and assist the ICAV to execute its obligations under Data Protection Legislation in relation to a data subject’s rights under Chapter III of the GDPR, including the right (A) of access to the Relevant Data, (B) of rectification of Relevant Data, (C) of erasure of Relevant Data, (D) to restriction of processing of Relevant Data, (E) to portability of Relevant Data, (F) to object to the lawfulness of the processing of Relevant Data, and (G) to not be subject to a decision based solely on automated processing and shall comply at all times with the instructions of the ICAV in relation to such communications;

(viii)         in the case of Personal Data Breach, without undue delay, and in any event within 24 hours from the Manager becoming aware of any such

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

incident, notify the ICAV of the Personal Data Breach. To the extent that the Manager has access to such information at the time of the notification to the ICAV, the notification shall (A) describe the nature of the Personal Data Breach including, without limitation, the categories and approximate number of data subjects concerned and the categories and approximate number of Relevant Data records concerned, (B) describe the likely consequences of the Personal Data Breach, and (C) describe the measures proposed to be taken by the Manager to address the Personal Data Breach (provided it will only implement such measures on the instruction of the ICAV), including, where appropriate, measures to mitigate its possible adverse effects. Where, but only to the extent that it is not possible to provide such information at the same time at the notification of the Personal Data Breach, the information may be provided at a later time but in any event as soon as reasonably practicable to enable the ICAV to meet the applicable notification deadlines under Data Protection Legislation;

(ix)         take all measures required by Article 32 of the GDPR including, taking into account the nature, scope, context and purposes of processing as well as the risks of varying likelihood and severity for the rights and freedoms of natural persons, the implementation of appropriate technical and organizational measures to ensure (and to be able to demonstrate) that processing is performed in accordance with the GDPR;

(x)         keep and maintain records of all processing activities in relation to such Relevant Data and, at the choice of the ICAV, delete or return all Relevant Data to the ICAV at the end of the provision of the applicable services to which the processing relates, and delete all existing copies held by the Manager (unless applicable law requires the storage of such Relevant Data by the Manager);

(xi)         immediately inform the ICAV if, in the opinion of the Manager, an instruction infringes Data Protection Legislation or other applicable data protection provisions; and

(xii)         permit the ICAV to take any steps necessary to ensure compliance with the obligations imposed by this Section and under Data Protection Legislation.

(c)         Without prejudice to the rights of the ICAV to undertake due diligence and / or audits in respect of the Manager’s services, the Manager shall on request make available to the ICAV, all information necessary to demonstrate the Manager’s compliance with the obligations laid down in this Section 26 and contribute to audits, including inspections conducted by the ICAV or another auditor mandated by the ICAV.

(d)         If under Data Protection Legislation, the Manager is required to provide information directly to a data subject in relation to his or her Relevant Data which is in the possession of the Manager or sub-delegate of the Manager, the Manager shall notify the ICAV and shall only disclose such Relevant Data as is required by applicable law.

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

(e)         To the extent that there is any conflict or ambiguity between the Clauses and this Agreement, the ICAV and the Manager agree that the Clauses shall prevail.

Section 27.         Severability. If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof shall be severable.

Section 28.         Rights of Inspection. The Manager shall at any time during business hours permit any duly authorized representative or agent of the ICAV to inspect any and all systems, procedures, records and documents of the Manager insofar as they relate to the provision of management services hereunder and shall give any such representative or agent all information, explanations or assistance as such representative or agent may reasonably require and shall procure that any person to whom the Manager has delegated any or all of its functions, powers, discretions, duties and obligations under Section 7 (Delegation) shall also allow such inspections and provide such information, explanations or assistance.

Section 29.         Force Majeure. The Manager shall not be responsible for any loss of or damage to any property, securities, instruments or other assets of the ICAV for any failure to fulfil any of its duties hereunder if such loss, damage or failure is directly or indirectly caused by or due to any act of God, storm, tempest, accident, fire, water damage, riot, civil commotion, rebellion, strike, lock-out, government or military action or any other cause or circumstance beyond the control of the Manager, provided that the Manager shall use all reasonable efforts to minimize the effects thereof.

Section 30.         Forum. To the fullest extent permitted by law, in the event of any proceeding arising out of the terms and conditions of this Agreement, the parties hereto irrevocably (i) consent and submit to the exclusive jurisdiction of the Supreme Court, State of New York, New York County and of the U.S. District Court for the Southern District of New York, (ii) waive any defense based on doctrines of venue or forum non conveniens, or similar rules or doctrines, and (iii) agree that all claims in respect of such a proceeding must be heard and determined exclusively in the Supreme Court, State of New York, New York County or the U.S. District Court for the Southern District of New York. Process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 31.         Notices.

(a)         Each notice relating to this Agreement shall be in writing and delivered in person, by registered or certified mail, by Federal Express or similar overnight courier service, by electronic mail (e-mail) to the address or e-mail address on record.

(b)         Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when delivered personally, if delivered on a Business Day; the next Business Day after personal delivery if delivered personally on a

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

day that is not a Business Day; four Business Days after being deposited in the United States mail, postage prepaid, return receipt requested, if mailed; on the next Business Day after being deposited for next day delivery with Federal Express or similar overnight courier; and when a reply e-mail acknowledging receipt is received by the sender , if e-mailed.

Section 32.         Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 33.         Amendments and Waivers. No provision of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties in accordance with the requirements of the Central Bank. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 34.         Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit the ICAV, the Manager, each Indemnified Party and their respective successors and permitted assigns. Any Person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., officers, partners and employees of the Manager and others who are entitled to indemnification hereunder) shall be entitled to such rights and benefits as if such Person were a signatory hereto, and the rights and benefits of such Person hereunder may not be impaired without such Person’s express written consent. No assignment (as that term is defined under the Advisers Act) by either party of all or any portion of its rights, obligations or liabilities under this Agreement shall be permitted without the prior written consent of the other party to this Agreement. Any such assignment of this Agreement shall be in accordance with the requirements of the Central Bank.

Section 35.         Headings. The headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Section” in this Agreement shall be deemed to refer to the indicated Section of this Agreement, unless the context clearly indicates otherwise.

Section 36.         Discretion; Good Faith. Whenever in this Agreement the Manager is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the Manager shall be entitled to consider such interests and factors as it desires, including its own interests, or (ii) in its “good faith” or under another express standard, the Manager shall act under such express standard, shall not be subject to any other or different standard imposed by applicable law and may exercise its discretion differently with respect to different investors.

Section 37.         Counterparts. Counterparts may be executed through the use of separate signature pages or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart. Each party understands and agrees that any portable document format (PDF) file, facsimile or other reproduction of its signature on

Confidential Treatment Requested by Royalty Pharma plc

Pursuant to 17 C.F.R. Section 200.83

any counterpart shall be equal to and enforceable as its original signature and that any such reproduction shall be a counterpart hereof that is fully enforceable in any court or arbitral panel of competent jurisdiction.

Section 38.         Survival. The provisions of the Section entitled Operating and Personnel Payment (only to the extent that the Operating and Personnel Payment is earned by the Manager prior to termination of this Agreement), and the Sections entitled Covenant/Devotion of Time, Non-Competition, Succession Plan, Exculpation, Indemnification, Limitations on Reference to the Manager, Choice of Law, Forum, Notices, Entire Agreement, Binding Effect; Assignment, Survival and Waiver of Jury Trial shall survive the termination of this Agreement.

Section 39.         Waiver of Jury Trial. EACH PARTY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW IN ANY PROCEEDING ARISING OUT OF THE TERMS AND CONDITIONS OF THIS AGREEMENT. THIS WAIVER APPLIES TO ANY PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT IT HAS RECEIVED THE ADVICE OF COMPETENT COUNSEL.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ROYALTY PHARMA INVESTMENTS 2019 ICAV		RP MANAGEMENT, LLC

By:	/s/ Pablo Legorreta	By:	/s/ George Lloyd
Name: Pablo Legorreta		Name: George Lloyd
Title: Director		Title: Executive Vice President, Investments & General Counsel

Management Agreement Signature Page

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Exhibit A - Succession Plan

Succession

The Compensation Committee of the Board of Directors of RP PLC, in consultation with the Manager, will develop temporary and permanent succession plans for senior management of the Manager, including Pablo Legorreta, Terrance Coyne, Chris Hite, George Lloyd, and James Reddoch. These succession plans will be updated and reviewed periodically with the Compensation Committee, which will report to the Board of Directors of RP PLC.

Temporary Succession Plan

The temporary succession plan:

●

will provide a plan for filling the position of the CEO and other member of the senior management on a temporary basis if such person is incapacitated, quits, is terminated, or is otherwise unable to fulfill his duties (“Unavailable”);

●	will name one or more current members of senior management of the Manager as potential interim CEO(s) in the event Mr. Legorreta or his successor is Unavailable; and

●	will also address potential replacements, contingent hires and/or other temporary arrangements for other members of the senior management of the Manager in the event such person is Unavailable.

The Compensation Committee, in consultation with the Manager, will assess and provide feedback to the Manager regarding the Manager’s senior management team, with the objective of evaluating the Manager’s internal capabilities to handle an executive transition, including the ability of certain executives to assume other senior executive roles on an interim or permanent basis, should it become necessary.

The Board of Directors of RP PLC will meet promptly following the triggering of the temporary succession plan to begin discussions regarding a permanent replacement for the CEO or other members of senior management.

Permanent Succession

If the CEO or another member of senior management of the Manager is Unavailable, that Unavailability is expected to be permanent, and the temporary succession plan does not provide a replacement for that member of senior management that is approved as a long-term replacement for that position by a majority of the independent directors of the Board of Directors of RP PLC, the Manager, in consultation with the Compensation Committee of the Board of Directors of RP PLC, will immediately retain an executive recruiting firm to begin a search process for a permanent replacement for the position in question. The search for a permanent successor may include current members of senior management of the Manager, whether or not named in the proposed in the temporary succession plan. The appointment of any permanent successor to the CEO shall be subject to the consent of a majority of the independent directors of the Board of Directors of RP PLC.

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Exhibit B –Approved Actions

●

Pablo Legorreta acting as a trustee, executor, administrator, manager, investment advisor, consultant or in any other similar capacity solely for, on behalf of, with respect to or in connection with any Legorreta Family Trust or Legorreta Family Entity. For purposes of the foregoing, (a) a “Legorreta Family Trust” shall mean (i) any trust established at any time by any Legorreta Family Member for the primary benefit of one or more Legorreta Family Members and/or (ii) the estate of any deceased Legorreta Family Member; (b) a “Legorreta Family Entity” shall mean a corporation, partnership limited liability company or similar entity the sole shareholders, members or partners of which are one or more Legorreta Family Members; (c) a “Legorreta Family Member” shall mean: (i) Pablo Legorreta, (ii) a spouse or former spouse of Pablo Legorreta, (iii) a descendant of Pablo Legorreta, (iv) a grandparent of Pablo Legorreta or of any spouse or former spouse of Pablo Legorreta, (v) a descendant of such a grandparent, and/or (vi) a spouse or former spouse of any descendant described in (iii) and (v); and (d) the word “descendant” shall include any individual adopted prior to the age of 18 years and any descendant of such an individual.

●	Pablo Legorreta is a co-founder of and has significant influence over Pharmakon Advisors, LP (“Pharmakon”). Mr. Legorreta owns a 33% economic interest in Pharmakon.

●

The Manager is affiliated and shares physical premises with ITB-Med AB (“ITBMed”), which is a biopharmaceutical company. ITB-Med leases office space under a lease from the Manager. Pablo Legorreta is also a substantial equity holder of ITB-Med’s parent entity and has the right to appoint a portion of the board members of such parent entity.

●

Pablo Legorreta serving as a member of the board of directors of New York Academy of Sciences, Rockefeller University, Brown University, the Hospital for Special Surgery, Pasteur Foundation (the U.S. affiliate of the French Institute Pasteur), Open Medical Institute, Park Avenue Armory, Epizyme, Inc., ITB-Med Pharmaceuticals, Nefro Health and ProKidney, LLC

●	Pablo Legorreta is Honorary Chairman of Alianza Médica para la Salud

●	Christopher Hite serving as a member of the advisory board of FasterCures

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Exhibit C

Model Contract Clauses (Controller to Processor)

BETWEEN

(1)	the ICAV, which shall be the “data exporter”;

AND

(2)	the Manager, which shall be the “data importer”;

each a “party” and together, the “parties”,

HAVE AGREED on the following Standard Contractual Clauses (the “Clauses”) in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the data exporter to the data importer of the personal data specified in Appendix 1.

1	Definitions

For the purposes of the Clauses:

“personal data”, “special categories of data”, “process/processing”, “controller”, “processor”, “data subject” and “supervisory authority” shall have the same meaning as in Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 (the “GDPR”) on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

“the data exporter” means the controller who transfers the personal data;

“the data importer” means the processor who agrees to receive from the data exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of the Clauses and who is not subject to a third country’s system ensuring adequate protection within the meaning of Article 45 of the GDPR;

“the subprocessor” means any processor engaged by the data importer or by any other subprocessor of the data importer who agrees to receive from the data importer or from any other subprocessor of the data importer personal data exclusively intended for processing activities to be carried out on behalf of the data exporter after the transfer in accordance with his instructions, the terms of the Clauses and the terms of the written subcontract;

“the applicable data protection law” means the legislation protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller in the Member State in which the data exporter is established;

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“technical and organizational security measures” means those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

2	Details of the Transfer

2.1	The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.

3	Third-Party Beneficiary Clause

3.1

The data subject can enforce against the data exporter this Clause, Clause 4.2 to 4.9, Clause 5.1 to 5.5, and 5.7 to 5.10, Clause 6.1 and 6.2, Clause 7, Clause 8.2, and Clauses 9 to 12 as third-party beneficiary.

3.2

The data subject can enforce against the data importer this Clause, Clause 5.1 to 5.5 and 5.7, Clause 6, Clause 7, Clause 8.2, and Clauses 9 to 12, in cases where the data exporter has factually disappeared or has ceased to exist in law unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law, as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity.

3.3

The data subject can enforce against the subprocessor this Clause, Clause 5.1 to 5.5 and 5.7, Clause 6, Clause 7, Clause 8.2, and Clauses 9 to 12, in cases where both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

3.4	The parties do not object to a data subject being represented by an association or other body if the data subject so expressly wishes and if permitted by national law.

4	Obligations of the Data Exporter

The data exporter agrees and warrants:

4.1

that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant authorities of the Member State where the data exporter is established) and does not violate the relevant provisions of that State;

4.2	that it has instructed and throughout the duration of the personal data processing services will instruct the data importer to process the personal data transferred only

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on the data exporter’s behalf and in accordance with the applicable data protection law and the Clauses;

4.3	that the data importer will provide sufficient guarantees in respect of the technical and organizational security measures specified in Appendix 2 to this Schedule;

4.4

that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

4.5	that it will ensure compliance with the security measures;

4.6

that, if the transfer involves special categories of data, the data subject has been informed or will be informed before, or as soon as possible after, the transfer that its data could be transmitted to a third country not providing adequate protection within the meaning of the GDPR;

4.7

to forward any notification received from the data importer or any subprocessor pursuant to Clause 5.2 and Clause 8.3 to the data protection supervisory authority if the data exporter decides to continue the transfer or to lift the suspension;

4.8

to make available to the data subjects upon request a copy of the Clauses, with the exception of Appendix 2, and a summary description of the security measures, as well as a copy of any contract for subprocessing services which has to be made in accordance with the Clauses, unless the Clauses or the contract contain commercial information, in which case it may remove such commercial information;

4.9

that, in the event of subprocessing, the processing activity is carried out in accordance with Clause 11 by a subprocessor providing at least the same level of protection for the personal data and the rights of data subject as the data importer under the Clauses; and

4.10	that it will ensure compliance with Clause 4.1 to 4.9.

5	Obligations of the Data Importer

The Data Importer agrees and warrants:

5.1

to process the personal data only on behalf of the data exporter and in compliance with its instructions and the Clauses; if it cannot provide such compliance for whatever reasons, it agrees to inform promptly the data exporter of its inability to comply, in which case the data exporter is entitled to suspend the transfer of data and / or terminate this Agreement;

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5.2

that it has no reason to believe that the legislation applicable to it prevents it from fulfilling the instructions received from the data exporter and its obligations under this Agreement and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, it will promptly notify the change to the data exporter as soon as it is aware, in which case the data exporter is entitled to suspend the transfer of data and / or terminate this Agreement;

5.3	that it has implemented the technical and organizational security measures specified in Appendix 2 before processing the personal data transferred;

5.4	that it will promptly notify the data exporter about:

5.4.1

any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation;

5.4.2	any accidental or unauthorized access; and

5.4.3	any request received directly from the data subjects without responding to that request, unless it has been otherwise authorized to do so;

5.5

to deal promptly and properly with all inquiries from the data exporter relating to its processing of the personal data subject to the transfer and to abide by the advice of the supervisory authority with regard to the processing of the data transferred;

5.6

at the request of the data exporter to submit its data processing facilities for audit of the processing activities covered by the Clauses which shall be carried out by the data exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the data exporter, where applicable, in agreement with the supervisory authority;

5.7

to make available to the data subject upon request a copy of the Clauses, or any existing contract for subprocessing, unless the Clauses or contract contain commercial information, in which case it may remove such commercial information, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the data subject is unable to obtain a copy from the data exporter;

5.8	that, in the event of subprocessing, it has previously informed the data exporter and obtained its prior written consent;

5.9	that the processing services by the subprocessor will be carried out in accordance with Clause 11;

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5.10	to send promptly a copy of any subprocessor agreement it concludes under the Clauses to the data exporter.

6	Liability

6.1

The parties agree that any data subject, who has suffered damage as a result of any breach of the obligations referred to in Clause 3 or in Clause 11 by any party or subprocessor is entitled to receive compensation from the data exporter for the damage suffered.

6.2

If a data subject is not able to bring a claim for compensation in accordance with Clause 6.1 against the data exporter, arising out of a breach by the data importer or his subprocessor of any of their obligations referred to in Clause 3 or in Clause 11, because the data exporter has factually disappeared or ceased to exist in law or has become insolvent, the data importer agrees that the data subject may issue a claim against the data importer as if it were the data exporter, unless any successor entity has assumed the entire legal obligations of the data exporter by contract of by operation of law, in which case the data subject can enforce its rights against such entity.

6.3	The data importer may not rely on a breach by a subprocessor of its obligations in order to avoid its own liabilities.

6.4

If a data subject is not able to bring a claim against the data exporter or the data importer referred to in Clauses 6.1 and 6.2, arising out of a breach by the subprocessor of any of their obligations referred to in Clause 3 or in Clause 11 because both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, the subprocessor agrees that the data subject may issue a claim against the data subprocessor with regard to its own processing operations under the Clauses as if it were the data exporter or the data importer, unless any successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law, in which case the data subject can enforce its rights against such entity. The liability of the subprocessor shall be limited to its own processing operations under the Clauses.

7	Mediation and Jurisdiction

7.1

The data importer agrees that if the data subject invokes against it third-party beneficiary rights and / or claims compensation for damages under the Clauses, the data importer will accept the decision of the data subject:

7.1.1	to refer the dispute to mediation, by an independent person or, where applicable, by the supervisory authority;

7.1.2	to refer the dispute to the courts in the Member State in which the data exporter is established.

7.2

The parties agree that the choice made by the data subject will not prejudice its substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

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8	Cooperation with Supervisory Authorities

8.1	The data exporter agrees to deposit a copy of this Agreement with the supervisory authority if it so requests or if such deposit is required under the applicable data protection law.

8.2

The parties agree that the supervisory authority has the right to conduct an audit of the data importer, and of any subprocessor, which has the same scope and is subject to the same conditions as would apply to an audit of the data exporter under the applicable data protection law.

8.3

The data importer shall promptly inform the data exporter about the existence of legislation applicable to it or any subprocessor preventing the conduct of an audit of the data importer, or any subprocessor, pursuant to Clause 8.2. In such a case the data exporter shall be entitled to take the measures foreseen in Clause 5.2.

9	Governing Law

9.1	The Clauses shall be governed by the law of the Member State in which the data exporter is established, namely Ireland.

10	Variation of the Contract

10.1	The parties undertake not to vary or modify the Clauses. This does not preclude the parties from adding clauses on business related issues where required as long as they do not contradict the Clause.

11	Status of the Manager.

11.1

The Manager shall, for all purposes hereof, be an independent contractor and not an employee of the ICAV and nothing in this Agreement shall be construed as making the ICAV a partner or co-venturer with the Manager or any of its Affiliates or Other Accounts. The Manager shall not have authority to act for, represent, bind or obligate the ICAV, except as specifically provided in this Agreement.

12	Succession Plan.

12.1	The Manager has established the succession plan attached hereto as Exhibit A.

13	Subprocessing

13.1

The data importer shall not subcontract any of its processing operations performed on behalf of the data exporter under the Clauses without the prior written consent of the data exporter. Where the data importer subcontracts its obligations under the Clauses, with the consent of the data exporter, it shall do so only by way of a written agreement with the subprocessor which imposes the same obligations on the subprocessor as are imposed on the data importer under the Clauses. Where the subprocessor fails to fulfil its data protection obligations under such written agreement the data importer shall remain fully

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liable to the data exporter for the performance of the subprocessor’s obligations under such agreement.

13.2

The prior written contract between the data importer and the subprocessor shall also provide for a third-party beneficiary clause as laid down in Clause 3 for cases where the data subject is not able to bring the claim for compensation referred to in Clause 6.1 against the data exporter or the data importer because they have factually disappeared or have ceased to exist in law or have become insolvent and no successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

13.3

The provisions relating to data protection aspects for subprocessing of the contract referred to in Clause 11.1 shall be governed by the law of the Member State in which the data exporter is established, namely Ireland.

13.4

The data exporter shall keep a list of subprocessing agreements concluded under the Clauses and notified by the data importer pursuant to Clause 5.10, which shall be updated at least once a year. The list shall be available to the data exporter’s data protection supervisory authority.

14	Obligation after the Termination of Personal Data Processing Services

14.1

The parties agree that on the termination of the provision of data processing services, the data importer and the subprocessor shall, at the choice of the data exporter, return all the personal data transferred and the copies thereof to the data exporter or shall destroy all the personal data and certify to the data exporter that it has done so, unless legislation imposed upon the data importer prevents it from returning or destroying all or part of the personal data transferred. In that case, the data importer warrants that it will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

14.2

The data importer and the subprocessor warrant that upon request of the data exporter and / or of the supervisory authority, it will submit its data processing facilities for an audit of the measures referred to in Clause 12.1.

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On behalf of the data exporter:

Name (written out in full): Pablo Legorreta

Position: Director

Address: 110 East 59th Street, Fl. 33, New York, New York, 10022, United States

Signature /s/ Pablo Legorreta

On behalf of the data importer:

Name (written out in full): George Lloyd

Position: EVP & General Counsel

Address: 110 East 59th Street, Fl. 33, New York, New York, 10022, United States Signature

Signature /s/ George Lloyd

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Appendix 1

This Appendix forms part of the Clauses and must be completed and signed by the parties.

The Member States may complete or specify, according to their national procedures, any additional necessary information to be contained in this Appendix.

Data exporter

The data exporter is the ICAV.

Data importer

The data importer is the Manager.

Data subjects

The personal data transferred concern the data subjects as described in clause 15.2 of the Agreement.

Categories of data:

The categories of personal data transferred are as described in clause 15.2 of the Agreement.

Special categories of data (if appropriate):

N/A

Data Exporter

Name:	Pablo Legorreta

Authorized Signature:	/s/ Pablo Legorreta

Data Importer

Name:	George Lloyd

Authorized Signature:	/s/ George Lloyd

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Appendix 2

This Appendix forms part of the Controller to Processor Clauses and must be completed and signed by the parties.

Description of the technical and organizational security measures implemented by the data importer in accordance with Clauses 4.4 and 5.3 of the Clauses:

The following information provides an overview of the security measures designed and implemented by the data importer to protect its systems, including the physical security, logical access and security, technical security and organizational security and training, that govern access and use of the data importer’s systems:

(i)	the pseudonymisation and encryption of Relevant Data;

(ii)	the ability to ensure the ongoing confidentiality, integrity, availability and resilience of processing systems and services;

(iii)	the ability to restore the availability and access to Relevant Data in a timely manner in the event of a physical or technical incident; and

(iv)	a process for regularly testing, assessing and evaluating the effectiveness of technical and organizational measures for ensuring the security of the processing.

Data Exporter

Name:	Pablo Legorreta

Authorized Signature:	/s/ Pablo Legorreta

Data Importer

Name:	George Lloyd

Authorized Signature:	/s/ George Lloyd